Contact:  Charles A. Bowman
          616-724-5194
          E-mail:  investor@spx.com

                SPX CORPORATION ANNOUNCES RESULTS OF MERGER
            CONSIDERATION ELECTIONS IN THE GENERAL SIGNAL MERGER

          MUSKEGON, MI - October 8, 1998 - SPX Corporation (NYSE:SPW) has been informed by the Exchange Agent that the General Signal shareholder elections as to the form of merger consideration in connection with the merger of General Signal Corporation into a subsidiary of SPX were as follows:

          Cash: 33,945,564 shares of General Signal
          Stock: 6,724,284 shares of General Signal
          Mixed Election: 396,620 shares of General Signal
          Non-Election: 2,495,473 shares of General Signal

          Under the terms of the merger agreement, an aggregate of 60% of the shares of common stock of General Signal will be exchanged for shares of common stock of SPX Corporation at a ratio of 0.6977 of an SPX share per General Signal share, and an aggregate of 40% of the shares of common stock of General Signal will be exchanged for $45 per General Signal share in cash. As a result of the elections, the merger consideration will be paid as follows:

          - Cash election: approximately 0.341226 of an SPX share and $22.99 in cash for each General Signal share.

          - Mixed election: approximately 0.555110 of an SPX share and $9.20 in cash for each General Signal share.

          - Stock election and non-election: 0.6977 of an SPX share for each General Signal share.

          Approximately 18.2 million shares of SPX common stock and $784.1 million in cash will be paid in total to General Signal shareholders. Fractional shares will be paid in cash based on the $47 1/4 closing price of an SPX share on October 5, the day before the merger.

          SPX Corporation is a global provider of industrial and vehicle solutions including process and electrical controls, network technologies, service solutions to franchised vehicle dealers, and components and service support to vehicle manufacturers. The Internet address for SPX
Corporation's home page is www.spx.com.

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